Exhibit 23.3

Consent of Independent Auditors

We consent to the use of our audit report dated June 7, 2016, with respect to the consolidated balance sheets of PCB Group, Inc. and subsidiaries as of December 31, 2015 and 2014, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, incorporated by reference in the Registration Statement on Form S-3 (No. 333-211901) of MTS Systems Corporation and to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ KPMG LLP

Minneapolis, Minnesota
June 15, 2016